Exhibit 2.10

BUSINESS PURCHASE FRAMEWORK

AGREEMENT

by and between

Loyalty Alliance Enterprise Corporation

and

I-Equity Management Limited

March 20, 2012

BUSINESS PURCHASE FRAMEWORK AGREEMENT

This Business Purchase Framework Agreement (this “Agreement”) is entered into by and between the following parties as of March 20, 2012:

Party A:

Loyalty Alliance Enterprise Corporation, a company duly registered and validly existing in Cayman Islands, with its registered address of Suite 6005,60/F, Central Plaza 18 Harbour Road, Wanchai, Hong Kong; and

Party B:

I-Equity Management Limited, a limited liability company incorporated in British Virgin Islands.

(Party A and Party B hereinafter referred to respectively as the “Party” and collectively as the “Parties”)

WHEREAS:

1.	Both Parties agreed that Party B shall assist Party A or its designated affiliates to acquire the business with China Unicom in three provinces of Dongbei.

2.	The Parties may enter supplement agreement to reach any pending issues.

NOW, THEREFORE, in order to preliminarily confirm the Parties’ rights and obligations under the Business Acquisition for completion of the Business Acquisition, the Parties hereby agree as follows:

1.	THE BUSINESS ACQUISITION

1.1	The intention of the business acquisition is that Party B agree to assist Party A or its designated affiliated company to acquire the business with China Unicom in three provinces of Dongbei region.

1.2	Party B agrees to establish cooperation with China Unicom within 6 months after execution of this Agreement in three provinces of Dongbei region.

1.3	Party B shall assist Party A or its designated affiliated company to establish and keep the other business relationship with China Unicom within 15 years.

1.4	Party B agrees to enter business framework agreement after it establishes the cooperation relationship with China Unicom, which shall be similar to the one entered by both Parties before.

2.	PREPAYMENT

Considering the acquisition abovementioned, both Parties agree, Party A shall pay US$ 1,500,000 to Party B as prepayment within 10 days after execution of this Agreement. If Party B does not assist Party A to reach agreement with China Unicom satisfied by Party A within 6 months after execution of this agreement, Party B shall repay such prepayment to Party A. If Party B assists Party A to reach agreement with China Unicom satisfied by Party A within 6 months after execution of this agreement, Party B shall take this prepayment as the part of consideration in the final business acquisition agreement.

3.	CONFIDENTIALITY

The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of all such materials. Without the written approval by the other party, any party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

(a)	the materials that is known or may be known by the Public (but not include the materials disclosed by each party receiving the materials);

(b)	the materials required to be disclosed subject to the applicable laws or the rules or provisions of stock exchange; or

(c)	if any documents required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement by any party, such legal counsel or financial consultant shall also comply with the confidentiality as stated hereof. Any disclosure by employees or agencies employed by any party shall be deemed the disclosure of such party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Clause shall survive whatever this Agreement is void, amended, cancelled, terminated or unable to perform.

4.	BREACH OF CONTRACT

If any party (the “Defaulting Party”) breaches any provision of this Agreement, which may cause damages to the Other Party (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in written and request it to rectify and correct such breach of contract; if the Defaulting Party cannot take any action satisfactory to Non-defaulting Party and rectify and correct such breach within fifteen (15) days upon the issuance of the written notice, the Non-defaulting Party could take the actions pursuant to this Agreement or other measures in accordance with laws.

5.	EFFECTIVENESS AND TERMINATION

5.1	This Agreement shall come into full force and effect upon execution by all the Parties hereto.

5.2	Unless otherwise provided herein, this Agreement may be terminated with Parties’ unanimous written consent after their consultation.

6.	GOVERNING LAW AND DISPUTES RESOLUTION

6.1	Applicable Law: This Agreement is governed and construed by law of People’s Republic of China.

6.2	Disputes Resolution: The Parties shall try to settle any dispute arising from the Master Agreement through friendly consultation. In case no settlement can be reached through aforesaid consultation, each Party can submit such matter to Hong Kong International Arbitration Centre in accordance with its then effective rules. The arbitration shall take place in Hong Kong. The arbitrators are three (3). The arbitration award shall be final and conclusive and binding upon both Parties. The losing party shall bear the costs of arbitration, including reasonable attorney’s fees. In the process of settling any dispute, the parties shall continue to perform any other provisions of the Master Agreement other than the disputed ones

7.	MISCELLANEOUS

7.1	The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

7.2	This Agreement shall be binding upon the Parties and their respective heir, successors and granted assigns and is entered into for the benefits of such parties.

7.3	Any delay of performing the rights under the Agreement by either Party shall not be deemed the waiver of such rights and would not affect the future performance of such rights.

7.4	If any provision of this Agreement is deemed to be invalid, ineffective or unenforceable by the court having jurisdiction or arbitral authority, other provisions’ validity and enforceability shall not be affected or impaired. However, the Parties of this Agreement shall cease to perform the invalid, ineffective and unenforceable provisions, and amend such provisions to the extent that they are valid and enforceable for specific facts and situations within the scope of its original intention.

7.5	For issues not stipulated in this Agreement, the Parties may confirm such issues after consultation. The Parties shall amend and supplement this Agreement in writing. The amendment and additional agreement of this Agreement signed properly by the Parties are integral part of this Agreement, and shall have the same legal binding force with this Agreement.

7.6	This Agreement is executed with two (2) original copies; each Party holds one (1) original copies and each original copy has the same legal effect.

IN WITNESS THEREOF, the Parties of this Agreement have executed or caused their respective duly authorized representatives to execute this Agreement on the date first above written.

[No Text Below]

[Signature Page]

Party A:

Loyalty Alliance Enterprise Corporation

Authorized Representative: /s/ Abraham Jou

     Name: Abraham Jou

    Position: Chairman

Party B:

I-Equity Management Limited

Authorized Representative: /s/ Michael Yang

     Name: Michael Yang

     Position: Director